EXHIBIT 99.1

Animal Health International, Inc. Reports Its Third Quarter of Fiscal 2011 Earnings

WESTLAKE, Texas, May 12, 2011 (GLOBE NEWSWIRE) -- Animal Health International, Inc. (Nasdaq:AHII), a leading distributor of animal health products in the United States and Canada, today reported its financial results for the Company's third fiscal quarter, which ended March 31, 2011.

Results include the following highlights.

Three Months Ended March 31, 2011

  Net sales increased 9.6%, to $181.0 million, compared to $165.1 million for the same period a year ago. The increase in net sales was primarily attributable to improving economics in the production animal market as well as continued growth in our veterinary business. The improved economics in the production animal markets were driven by higher beef and milk prices, partially offset by higher grain prices. Growth in the veterinary business was attributable to the addition of new territories and the addition of new customers from a competitor who filed for bankruptcy.
  Gross margin increased $3.7 million for the quarter, with $2.7 million due to higher sales volume and $1.0 million due to a shift in mix to higher margin products. Margin for the quarter was 17.2% of net sales, compared to 16.6% last year.
  Selling, general, and administrative (SG&A) expenses increased $3.8 or 16.7%, to $26.4 million for the three months ended March 31, 2011, from $22.6 for the three months ended March 31, 2010. The increase was primarily the result of an increase in variable selling and distribution expenses driven by higher sales volume combined with $1.0 million in costs related to the proposed merger with Lextron, Inc. (Lextron). Excluding the costs related to the merger with Lextron, SG&A expenses as a percent of sales increased slightly from 13.7% for the three months ended March 31, 2010, to 14.0% for the three months ended March 31, 2011, primarily due to higher compensation to sales representatives as a result of higher gross profit as a percentage of sales.
  Adjusted earnings before interest, tax, depreciation and amortization (Adjusted EBITDA) increased by 20.0% or $1.0 million to $6.1 million for the quarter, compared to $5.1 million last year.
  Net income was $0.5 million, or $0.02 per fully diluted share, compared to $0.1 million or $0.00 per fully diluted share in last year's third quarter.

Fiscal Year to Date March 31, 2011

  Net sales for the year to date were $555.7 million, an increase of 11.8% compared to $496.9 million for the same period a year ago. The increase in net sales was primarily attributable to improving economics in production animal markets as well as continued growth in veterinary business. The improved economics in production animal markets were driven by higher beef and milk prices, partially offset by increased grain costs. Growth in the veterinary business was attributable to the addition of new territories and the addition of new customers from a competitor who filed for bankruptcy.
  Gross profit increased $8.2 million or 9.9%, to $90.9 million for the nine months ended March 31, 2011, from $82.7 million for the nine months ended March 31, 2010. Gross profit as a percentage of sales was 16.4% for the nine months ended March 31, 2011, compared to 16.6% for the nine months ended March 31, 2010. The increase in gross profit resulted from higher sales volume, partially offset by an unfavorable shift in mix to lower margin products during the first six months of fiscal 2011 and a special promotional manufacturer rebate earned in the prior year totaling $0.5 million.
  SG&A expenses increased $7.0 million or 10.2%, to $76.0 million for the nine months ended March 31, 2011, from $68.9 for the nine months ended March 31, 2010. The increase was primarily the result of an increase in variable selling and distribution expenses driven by higher sales volume combined with $1.0 million in costs related to the merger with Lextron. The fixed nature of certain expenses such as salaries, rent, and computer related costs drove a slight decrease in SG&A expenses as a percent of sales from 13.8% for the nine months ended March 31, 2010, to 13.7% for the nine months ended March 31, 2011.
  Adjusted EBITDA for the fiscal year to date increased 17.8% or $2.6 million to $17.4 million, compared to $14.7 million in the same period last year.
  Net income was $1.8 million or $0.07 per fully diluted share, compared to last year's net income of $0.6 million or $0.02 per fully diluted share.

At March 31, 2011, the Company's availability under its revolving credit facility totaled $29.4 million, including $4.9 million of cash actually received but not yet applied to the revolver. The Company is in compliance with all of its financial covenants.

As previously announced, on March 14, 2011 the Company entered into an Agreement and Plan of Merger with Lextron, who will acquire all of the outstanding common shares of the Company for $4.25 per share. The completion of the Merger is subject to various customary closing conditions. Due to the merger agreement, management will not be holding a conference call to discuss this earnings release.

Fiscal Year 2011 Guidance

The following statements are based on current information and the Company assumes no obligation to update them. These statements are forward-looking and inherently uncertain.

Management forecasts that our Adjusted EBITDA for the fiscal year ending June 2011 will be in the range of $25 - $27 million.

Use of Non-GAAP measures

Adjusted EBITDA represents net income (loss) before interest expense, income tax expense, depreciation and amortization, goodwill impairment, stock-based compensation expense, and acquisition costs. We present Adjusted EBITDA as a supplemental performance measure because we believe it facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the age and book depreciation of fixed assets (affecting relative depreciation expense), the non-cash impact of stock-based compensation expenses and the impact of purchase accounting. Because Adjusted EBITDA facilitates internal comparisons of our historical financial position and operating performance on a more consistent basis, we also use Adjusted EBITDA in measuring our performance relative to that of our competitors and in evaluating acquisition opportunities. Adjusted EBITDA is not a measurement of our financial performance under generally accepted accounting principles in the United States, or GAAP, and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity. We understand that although Adjusted EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

• Adjusted EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements;

• Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

• Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; and

• Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

About Animal Health International, Inc.

Animal Health International, Inc., through its wholly owned subsidiaries, is engaged in the distribution of animal health products in the United States and Canada. The Company's subsidiaries distribute more than 40,000 products sourced from over 1,500 manufacturers to over 71,000 customers, including veterinarians, production animal operators, and animal health product retailers. Products the Company's subsidiaries distribute include pharmaceuticals, vaccines, parasiticides, diagnostics, capital equipment, sanitizers, pet foods, devices and supplies. The Company was founded in 1954, and has its corporate headquarters located in Westlake, Texas.

The Animal Health International logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3240

Safe Harbor for Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Animal Health International can give no assurance that expectations will be attained. Factors that could cause actual results to differ materially from our expectations include, but are not limited to, the current general economic conditions, our inability to maintain relationships with manufacturers, an adverse change in manufacturer rebates or our inability to meet applicable rebate targets, the outbreak of infectious disease within an animal population, the loss of products or delays in product availability from one or more manufacturers, the loss of key personnel, the consolidation among animal health product vendors, consolidation among our customers, currency exchange rates and other risks detailed in our filings with the Securities and Exchange Commission, including our 2010 Annual Report on Form 10-K, which was filed on September 10, 2010. Such forward-looking statements speak only as of the date of this press release. Animal Health International expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Animal Health International's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

ANIMAL HEALTH INTERNATIONAL, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)
	Three months ended March 31,		Nine months ended March 31,
	2011	2010	2011	2010
Net sales	$181,049	$165,126	$555,744	$496,942
Direct cost of products sold	149,985	137,773	464,815	414,227
Gross Profit	31,064	27,353	90,929	82,715
Selling, general, and administrative expenses (including salary, wages, commission, and related benefits)	26,359	22,588	75,954	68,916
Depreciation and amortization	2,131	2,005	6,074	6,005
Operating income	2,574	2,760	8,901	7,794
Other income (expense):
Other income	199	133	507	433
Interest expense	(2,523)	(2,714)	(6,280)	(7,293)
Income before income taxes	250	179	3,128	934
Income tax benefit (expense)	212	(59)	(1,323)	(343)
Net income	$462	$120	$1,805	$591
Income per share:
Basic	$0.02	$0.00	$0.07	$0.02
Diluted	$0.02	$0.00	$0.07	$0.02
Weighted average shares outstanding:
Basic	24,794	24,691	24,794	24,691
Diluted	25,628	24,789	25,447	24,797

ANIMAL HEALTH INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

Assets	March 31, 2011	June 30, 2010
Current assets:
Cash and cash equivalents	$1,875	$2,243
Accounts receivable, net	92,127	77,954
Merchandise inventories, net	118,104	99,545
Other current assets	4,372	5,097
Total current assets	216,478	184,839

Noncurrent assets:
Property, plant, and equipment, net	14,043	14,657
Goodwill and other intangible assets, net	121,292	122,391
Other noncurrent assets, net	4,335	3,044
Total assets	$356,148	$324,931
Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$105,714	$94,705
Accrued liabilities	12,482	9,891
Current portion of long-term debt	432	129,339
Total current liabilities	118,628	233,935

Noncurrent liabilities:
Long-term debt, net of current portion	145,351	—
Other noncurrent liabilities	22,815	24,532
Total liabilities	286,794	258,467

Stockholders' equity	69,354	66,464
Total liabilities and stockholders' equity	$356,148	$324,931

ANIMAL HEALTH INTERNATIONAL, INC.
Adjusted EBITDA Reconciliation
(In thousands)
(Unaudited)
	Three months ended March 31,		Nine months ended March 31,
	2011	2010	2011	2010
Net income	$462	$120	$1,805	$591
Interest expense	2,523	2,714	6,280	7,293
Income tax expense (benefit)	(212)	59	1,323	343
Depreciation and amortization	2,131	2,005	6,074	6,005
Stock-based compensation	217	214	653	459
Acquisition costs	1,012	—	1,242	55
Adjusted EBITDA	$6,133	$5,112	$17,377	$14,746
CONTACT: Animal Health International, Inc.
         William F. Lacey
         817-859-3000